Exhibit 19.1

fuboTV Inc.

INSIDER TRADING POLICY

(As of February 20, 2025)

A.POLICY OVERVIEW

fuboTV Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

For purposes of this Policy, the Company’s Chief Legal Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy. Questions regarding this Policy should be directed to the Compliance Officer.

B.POLICY STATEMENT

No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:

a.purchasing, selling, gifting or otherwise transferring any security of the Company;

b.disclosing it to other directors, officers, employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information;

c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or

d.using it to express an opinion or make a recommendation about trading in the Company’s securities.

In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, customers or competitors, you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.

If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law.

Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, or SEC filings. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day shall pass after the dissemination of information before being considered public.

As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Compliance Officer if you have questions.

C.PERSONS COVERED BY THIS POLICY

This Policy applies to you if you are a director, officer, employee, consultant, or contractor of the Company, both inside and outside of the United States, subject to applicable local laws as the case may be. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.

If you possess material nonpublic information at the time you leave the Company, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.TRADING COVERED BY THIS POLICY

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);

2.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and

3.any offer to engage in the transactions discussed above.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

E.TRADING RESTRICTIONS

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers and employees must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods will start at the end of the last day of the third month of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, advisors, contractors, agents and other service providers. The Compliance Officer will notify you if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.

F.PROHIBITED TRANSACTIONS

You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.

Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.

Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.

Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.

Margin Accounts. You may not hold the Company’s common stock in margin accounts.

G.PRE-CLEARANCE OF TRADES

The Company’s directors and officers, and any other persons designated from time to time by the Company’s board of directors or the Compliance Officer as being subject to pre-clearance requirements, must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Compliance Officer at least two business days prior to your desired trade date, which should include your name, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved in writing. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Compliance Officer is the requester, then the Company’s Chief Executive Officer or his or her delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.

Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

H.EXCEPTIONS TO TRADING RESTRICTIONS

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:

1.stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;

2.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;

3.purchases from the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;

4.net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements;

5.sell to cover transactions, to the extent approved and implemented by the Company, where shares are sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;

6.trades made pursuant to a valid Trading Plan (as defined below) preapproved by the Company pursuant to this Policy;

7.purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the trading restrictions do apply to elections you make under the 401(k) plan to (a) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (b) move balances into or out of a Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (d) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;

8.changes in form of ownership, for example, a transfer from your individual ownership to a trust for which you are the trustee;

9.gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions are subject to pre-clearance; and

10.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. In addition, the limited exceptions set forth in this Section are not exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you must pre-clear any of these transactions with the Compliance Officer. Any other Policy exceptions must be approved by the Compliance Officer.

I.10B5-1 TRADING PLANS

The trading restrictions set forth in this Policy, other than those transactions described in Section F (Prohibited Transactions), do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

1.has been preapproved by the Compliance Officer, or, in the case of Trading Plans established by the Compliance Officer, the Chief Executive Officer or his or her designee; and

2.satisfies either the conditions of Rule 10b5-1 or the elements of a non-Rule 10b-1 trading arrangement as defined in Item 408(c) of Regulation S-K.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new “cooling-off period” pursuant to Rule 10b5-1. The Company’s Chief Executive Officer or his or her designee must preapprove any requests by the Compliance Officer to modify or terminate a Trading Plan

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Company’s board of directors, in his, her or its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, the Chief Executive Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

J.SECTION 16 COMPLIANCE

All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.

K.VIOLATIONS OF THIS POLICY AND THE APPLICABLE RULES

Subject to applicable law, Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.

Please note that this Policy does not exempt you from compliance with any applicable local securities law, as the case may be.

L.PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

M.REPORTING

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer.

N.AMENDMENTS

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

O.APPLICABLE LAW

This Policy shall be construed, interpreted, enforced in accordance with applicable law. In the event that any terms or conditions of the Policy are contrary to or unenforceable under applicable law, the applicable law shall control with respect to such terms or conditions.